As filed with the Securities and Exchange Commission on December 21, 1994.
                                                  Registration No. 33-

                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C.  20549

                                         FORM S-3
                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933

                                  WEST PENN POWER COMPANY
                  (Exact name of registrant as specified in its charter)
        PENNSYLVANIA                                         13-5480882
        (State of incorporation)                          (I.R.S. Employer
                                                          Identification No.)
                                   800 Cabin Hill Drive
                                   Greensburg, PA  15601
                                      (412) 837-3000
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  NANCY H. GORMLEY, Esq.
                                      Vice President
                               Allegheny Power System, Inc.
                                    12 East 49th Street
                                 New York, New York  10017
                                      (212) 752-2121

                 (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)


                                        Copies to:
        ROBERT E. BUCKHOLZ, JR., Esq.             JAMES M. COTTER, Esq.
        Sullivan & Cromwell                       Simpson Thacher & Bartlett
        125 Broad Street                          425 Lexington Avenue
        New York, New York  10004                 New York, New York  10017

             Approximate date of commencement of proposed sale to the public:
              From time to time after the effective date of this Registration
                Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                            CALCULATION OF REGISTRATION FEE

                                        Proposed       Proposed
                              Amount     maximum       maximum       Amount of
Title of each class of        to be    offering price  aggregate    registration
securities to be registered registered per unit(1)(2) offering price(1)(2) fee
Preferred Stock     400,000 shares.          $100        $40,000,000    $13,793

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Exclusive of accrued dividends, if any.
        Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus and also relates to First Mortgage Bonds and Preferred
Stock registered under Registration Statements Nos. 33-51303, 33-
56260 and 33-52862. This Registration Statement also constitutes post-effective amendment No. 1 to Registration Statement No. 33-
51303 and post-effective amendment No. 3 to Registration
Statements Nos. 33-56260 and 33-52862. Such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with
Section 8(c) of the Securities Act of 1933.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                      SUBJECT TO COMPLETION, DATED DECEMBER 21, 1994

                                   First Mortgage Bonds
                                      Preferred Stock
                                     (par value $100)

                                  WEST PENN POWER COMPANY

                West Penn Power Company (the "Company") may offer and sell, from time to time in one or more series, or all at one time in one or more series, up to $130,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds") and up to 900,000 shares of its Preferred Stock (par value $100) ("New Preferred Stock" and together with the New Bonds, the "Securities") at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by one or more prospectus supplements ("Prospectus Supplement") which will set forth in the case of an offering of New Bonds, the aggregate principal amount, maturity, interest rate (or method of calculating the interest rate), any redemption provisions, offering price, proceeds to the Company, and any other specific terms of the particular series of New Bonds and, in the case of an offering of New Preferred Stock, the specific designation, number of shares, rate and time of payment of dividends, or manner of determining such rate and time, offering price, any redemption provisions, proceeds to the Company, and any other specific terms of the particular series of the New Preferred Stock. Unless otherwise provided in a Prospectus Supplement, the sale of one series of New Bonds or of one series of New Preferred Stock will not be contingent upon the sale of any other series of New Bonds or New Preferred Stock, as the case may be.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this Prospectus is December    , 19  .

                                   AVAILABLE INFORMATION

                West Penn Power Company (the "Company"), 800 Cabin Hill Drive, Greensburg, PA 15601 (tel. 412-837-3000), is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Room 1400, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of the Company are listed on the New York Stock Exchange, Inc., and reports and other information concerning the Company can be inspected at the offices of such Exchange.

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange
Act of 1934, are hereby incorporated by reference in this
Prospectus:
                (i) The Annual Report of the Company on Form 10-K for the year ended December 31, 1993 (the "Annual Report");

                (ii) The Quarterly Reports of the Company on Form 10-Q for the Quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; and

                (iii) The Current Report of the Company on Form 8-K dated August 2, 1994.

                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

                The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to: West Penn Power Company, 800 Cabin Hill Drive, Greensburg, PA 15601, Attention: Mr. Kenneth D. Mowl, Secretary and Treasurer (tel. 412-837-3000).

                                  THE COMPANY

                The Company, incorporated in Pennsylvania in 1916, is an electric utility operating in western, north and south central Pennsylvania which owns generating capacity in Pennsylvania and West Virginia. The Company is a wholly-owned subsidiary of Allegheny Power System, Inc. and, together with Monongahela Power Company ("Monongahela"), The Potomac Edison Company ("Potomac Edison") and Allegheny Generating Company ("AGC") (collectively, the "affiliates"), makes up the Allegheny Power integrated electric utility system (the "System"). The Company owns 45% of the common stock of AGC, and Monongahela and Potomac Edison own the remainder of AGC's common stock. AGC owns an undivided 40% interest (840 MW) in a pumped-storage hydroelectric station in Bath County, Virginia, which is operated by an unaffiliated company.


                                   SELECTED INFORMATION

                The following selected information is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and by the information and financial statements
(including the notes thereto) appearing in the documents incorporated in this Prospectus by reference.

                                                       Twelve Months
                                                           Ended                     Years Ended December 31,
                                                     September 30, 1994      1993     1992    1991    1990    1989
Generating capability at end of
 period (KW in Thousands):
  Company-owned:
    Coal-fired....................................          3,160            3,160   3,160    3,160   3,160    3,115
    Pumped-storage (a)............................            378              378     378      378     378      378
    Hydro.........................................             52               52      52       52      52       52
  Nonutility contract (b).........................            133              133     133      133     133      133
Maximum hour peak demand
 (KW in Thousands)................................          3,068            2,954   2,935    2,845   2,703    2,840
Sales (KWh in Millions):
 Retail customers.................................         16,734           16,317  15,830   15,408  15,179   14,816
 Nonaffiliated utilities (c)......................          4,717            5,445   7,780    7,684   9,343   10,580
 Other, including affiliates (c)..................          1,773            1,821   2,248    2,485   2,426    1,868
Customers (at end of period)......................        650,603          646,732 640,219  633,636 627,479  621,056

(a)     Capacity entitlement through percentage ownership of AGC.

(b) Nonutility generating capacity available through contractual arrangements pursuant to the Public Utility Regulatory
        Policies Act of 1978.

(c) Amounts for periods prior to 1991 have been reclassified for comparative purposes to reflect a change in a Federal
        Energy Regulatory Commission classification.

                                                         CAPITALIZATION

                                                                                              September 30, 1994
                                                                                            Amount             Percent
                                                                                            (Thousands of Dollars)

Common Stock, Other Paid-in Capital, and Retained Earnings.....                            $  902,721                47.1%
Preferred Stock (Not Subject to Mandatory Redemption)..........                               149,708                 7.8
Long-Term Debt.................................................                               863,302                45.1
        Total Capitalization...................................                            $1,915,731               100.0%


                                                    INCOME STATEMENT SUMMARY

                The following summary income information as to the years ended December 31, 1989 through 1993 should be read in conjunction with the audited Financial Statements contained in the Annual Report. The unaudited income information for the twelve months ended September 30, 1994 reflects all adjustments (which consist only of normal recurring adjustments) which in the Company's opinion are necessary for fair presentation of that period.

                                                Twelve Months
                                                   Ended                          Years Ended December 31,
                                             September 30, 1994       1993        1992       1991        1990      1989
                                                                                   (Thousands of Dollars)
Income Statement Data:
  Total Operating Revenues*..............       $1,140,943         $1,084,977 $1,076,841 $1,070,803 $1,058,852 $1,015,647
  Operating Income.......................          149,978            141,352    130,938    134,854    124,725    114,060
  Income Before Interest
    Charges..............................          167,863            159,157    150,482    151,806    140,465    133,138
  Interest Charges.......................           55,524             57,096     52,326     50,628     47,212     44,887
  Consolidated Net Income................          112,339            102,061     98,156    101,178     93,253     88,251
Ratio of Earnings to Fixed
    Charges..............................             3.79               3.49       3.51       3.80       3.51       3.41
Ratio of Earnings to Fixed
    Charges and Preferred Stock
    Dividend Requirements................             3.15               2.92       2.97       3.19       2.95       2.86

*Amounts for periods prior to 1991 have been reclassified for comparative purposes to reflect a change in a Federal Energy Regulatory Commission classification.

                                      USE OF PROCEEDS

                The net proceeds from the sale of the Securities will be added to the Company's general funds and, together with other funds available to the Company, will be used to pay or prepay, to the extent desirable, debt, to redeem outstanding bonds and preferred stock, and for other corporate purposes, including the financing of the Company's construction program.

                                CONSTRUCTION AND FINANCING

                Construction expenditures by the Company in 1993 amounted to $251 million and for 1994 and 1995 are expected to aggregate $258 million and $208 million, respectively. In 1993, these expenditures included $118 million for environmental protection, of which $104 million was for compliance with the Clean Air Act Amendments of 1990 (the "CAAA"). The 1994 and 1995 estimated expenditures include $95 million and $51 million, respectively, for environmental protection, of which $82 million and $33 million, respectively, are to cover costs of compliance with the CAAA. Allowance for funds used during construction (AFUDC)(shown below) has been reduced for carrying charges on CAAA expenditures that will be collected through currently approved base rates.

                                                                                          1993        1994       1995
                                                                                           (Millions of Dollars)
Generation..............................................                                  $152.0     $165.7     $118.2
Transmission and Distribution...........................                                    81.0       69.5       70.9
Other...................................................                                    18.0       22.7       18.9
        Total.............................................                                $251.0     $257.9     $208.0

Allowance for Funds used During Construction
  Included Above........................................                                    $8.6      $12.7       $6.2

                In connection with its construction and demand-side management programs, the Company must make estimates of the availability and cost of capital as well as the future demands of its customers that are necessarily subject to regional, national, and international developments, changing business conditions, and other factors. The construction of facilities and their cost are affected by laws and regulations, lead times in manufacturing, availability of labor, materials and supplies, inflation, interest rates, and licensing, rate, environmental, and other proceedings before regulatory authorities. As a result, the Company's future plans, as well as its projected ownership of future generating stations, are subject to continuing review and substantial change.

                The Company has financed its construction program through internally generated funds, first mortgage bond and preferred stock issues, pollution control and solid waste disposal bonds, instalment loans, long-term lease arrangements, equity investments by its parent, and, where necessary, interim short-term debt. The future ability of the Company to finance its construction program by these means depends on many factors, including rate levels sufficient to provide internally generated funds and adequate revenues to produce a satisfactory return on the common equity portion of the Company's capital structure and to support the issuance of senior and other securities.

                               DESCRIPTION OF THE NEW BONDS
General
        The New Bonds are to be issued under an Indenture, dated as of March 1, 1916, between the Company and The Chase Manhattan Bank (National Association), as Trustee, as supplemented and as to be supplemented as is necessary to create any series of New Bonds (collectively, the "Indenture") and under resolutions of the Board of Directors of the Company creating New Bonds (the "Board Resolutions"). The Trustee is a depositary of funds of, and a lender to, the Company and its affiliates.

        The statements under this caption relating to the New Bonds, the Indenture and the Board Resolutions are summaries and do not purport to be complete. They make use of terms defined in the Indenture and the Board Resolutions and are qualified in their entirety by express reference to the Indenture and the Board Resolutions, the form of which will be filed as exhibits to the Registration Statement of which this Prospectus is a part.

        Reference is made to the Prospectus Supplement relating to the particular New Bonds offered thereby (the "Offered New Bonds") for the terms of the Offered New Bonds, including dates of maturity, the rates of interest, and the prices at which, the periods within which, and the terms and conditions upon which, the Offered New Bonds may, pursuant to any optional or mandatory redemption provisions, be redeemed by the Company.

        Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered New Bonds are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. They will be transferable and exchangeable without charge except for governmental charges, if any.

        The Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the New Bonds special protection in the event of a highly leveraged transaction.

Maintenance and Depreciation Provisions
        The Company must annually credit to a depreciation reserve account at least 2% of the average principal amount of Bonds outstanding during such year, in addition to expenditures for repairs and renewals, and must within one (1) year thereafter expend such amount in property additions. The Company must also expend annually for maintenance and repairs 2-1/2% of the average principal amount of Bonds outstanding during such year, with a credit for expenditures in the three (3) previous years in excess of the sum covenanted to be so expended. If the amount covenanted to be so expended exceeds requirements, the Company must apply any unexpended balance to property additions.

        On or before May 1 in each year, as long as any of the Bonds of Series U, EE, FF, GG, HH or II ("Prior Bonds") are outstanding, the Company is required to pay to the Trustee as a Renewal and Replacement Fund an amount equal to 2-1/4% of the average amount of Depreciable Property of the Company during the preceding year less certain optional credits for expenditures for replacements, property additions and Bonds retired. Cash deposited may be used to purchase or redeem Prior Bonds or withdrawn against Prior Bonds or property additions. Excess credits may be used in any subsequent year. The Company has reserved the right to change the 2-1/4% with the approval of the Commission.

        The maintenance and depreciation provisions for the various series overlap in many respects and, accordingly, may be satisfied by the same expenditures and credit.

Security
        The New Bonds will be equally and ratably secured, together with all other Bonds now or hereafter issued, by a direct first mortgage lien on all real estate (including easements), fixed property and franchises now or hereafter owned by the Company subject to no liens securing indebtedness except taxes for the current year and those not yet due and liens existing on property acquired. The lien on certain after-acquired property may be subject to rights of others which attach prior to the recording of a supplemental indenture subjecting such property to the Indenture.

        The Company, subject to the meeting of certain requirements, may acquire property subject to liens, which, as to property covered thereby, will rank prior to the lien of the Indenture.

Issuance of Additional Bonds
        Additional Bonds may be issued in an amount equal to (1) 60% of the lesser of cost or fair value of property additions, (2) cash deposited with the Trustee and (3) Bonds retired or to be retired. Cash deposited may be withdrawn in the amount of the Bonds issuable as shown in (1). Bonds are issuable as shown in
(1) and (except as to Bonds issued to refund Bonds or prior lien obligations which bear a higher interest rate or mature within 2 years of the refunding) as shown in (3) only if net earnings of the Company available for bond interest for a specified period are not less than twice interest charges for a like period on all Bonds then outstanding and applied for and on prior lien obligations. In calculating such net earnings, (a) there is deducted for depreciation a sum equal to the higher of (i) 2-1/4% per annum of Depreciable Property or (ii) book depreciation, and
(b) in the case of (1) after consent by certain of the present
Bonds outstanding or after such certain of the present Bonds are no longer outstanding, no deduction shall be made for any income, excess profits or other taxes measured by or dependent on income. The Company estimates that at September 30, 1994, it had $675 million of unbonded bondable property available for the issuance of Bonds.

        The Company expects that the New Bonds will be issued on the basis of property additions, cash or Bonds retired or to be retired.

Modification
        A majority in interest of the Bondholders may waive any default, and the Indenture may be modified to permit qualification under the Trust Indenture Act of 1939, or substitute legislation, without any consent of the Bondholders of the New Bonds. To the extent permitted by the Indenture, the rights of Bondholders of Series U, EE, FF, GG, HH, II, JJ, KK and LL, the New Bonds and future series of Bonds may, with consent of holders of 66-2/3% of the Bonds adversely affected, be changed in any way except to affect the terms of payment of principal or interest or to reduce such percentage.

Defaults
        Failure to pay principal, or, for specified periods, to pay interest or meet other Indenture requirements constitutes an event of default. A majority of the Bondholders may direct the time, method and place of exercising any power conferred upon the Trustee, but the Trustee, subject during default to the required standard of care, is first entitled to security or indemnity satisfactory to it. Periodic evidence as to general compliance with the Indenture is not required to be furnished unless prescribed by the Commission under the Trust Indenture Act of 1939, but certificates as to compliance with certain provisions are required to be furnished annually and in connection with action to be taken by the Trustee at the Company's request.

Miscellaneous
        Holders of the New Bonds must furnish the Company the necessary evidence to enable it to determine whether deduction or retention of any taxes from any payment of principal or interest is required. New Bonds owned by individuals residing in Pennsylvania are subject to the 4 mills ($4.00 on each $1,000 of principal amount) Pennsylvania corporate loans tax. Such tax will be withheld from interest payments to such individuals.

                          DESCRIPTION OF THE NEW PREFERRED STOCK

        The authorized preferred stock of the Company consists of 3,097,077 shares of cumulative preferred stock, par value $100 (the "Preferred Stock"), of which 1,497,077 shares were issued and outstanding as of September 30, 1994 as shares of various series heretofore established. The statements herein concerning the New Preferred Stock are brief summaries of the relative rights and preferences of the Preferred Stock. They make use of terms defined in the Company's charter, as amended, do not purport to be complete, and are qualified in their entirety by reference to such charter, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

        As set forth below, particular series of the New Preferred Stock may differ with respect to designation, liquidation preference per share, sinking fund provisions, if any, amount and method of determining the rate of dividends and redemption terms, among other things.

        Reference is made to the Prospectus Supplement relating to the particular series of New Preferred Stock offered thereby (the "Offered New Preferred Stock") for the specific terms of the Offered New Preferred Stock, including the dividend rate (or, if the rate is not fixed, the method of determining the dividend rate), the liquidation preference per share, any provisions for redemption (including by way of sinking fund) and other terms of the Offered New Preferred Stock.

General
        The Company's charter provides that the Company's Preferred Stock may be divided into and issued in series. The New Preferred Stock will constitute one or more new series of the Company's Preferred Stock. All shares of Preferred Stock are of equal rank. The charter provides that all of the shares of Preferred Stock shall be identical in all respects, except as to the designation thereof and except that each series may vary, as fixed and determined by the Board of Directors of the Company at the time of its creation and expressed in a resolution, as to (a) the dividend rate, (b) the price at which, and the terms and conditions on which, such shares may be redeemed, (c) the amounts payable upon shares in the event of voluntary or involuntary liquidation, (d) sinking fund provisions for the redemption or purchase of shares, and (e) the terms and conditions, if any, on which shares may be converted.

Dividends
        The holders of each series of the New Preferred Stock shall be entitled to receive, in preference to any class of stock ranking junior to the Preferred Stock, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at the rate determined in accordance with the charter at the time of creation of such series. If so specified in the Prospectus Supplement, such dividend rate may be subject to adjustment from time to time in the manner specified therein. The New Preferred Stock will rank on parity, as to dividends, with all series of Preferred Stock. No dividend shall be paid upon, or declared or set apart for, any share of Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and set apart for, all shares of Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

        If any dividends are in arrears on the Preferred Stock, the Company may not acquire (for a sinking fund or otherwise) any shares thereof (except by redemption of all) without prior approval of the Commission under the Public Utility Holding
Company Act of 1935.

        The Company's charter provides that so long as shares of Preferred Stock are outstanding, the Company shall not declare any dividends or make any distributions in respect of outstanding shares of any stock of the Company ranking junior to the Preferred Stock as to dividends or assets (the "junior stock"), other than dividends in shares of junior stock, or purchase or otherwise acquire for value any outstanding shares of junior stock (each such dividend, distribution, purchase or acquisition being called a "dividend") in contravention of the following:

                (a) If and so long as the junior stock equity, as defined, at the end of the calendar month immediately preceding the date on which a dividend on the junior stock is declared is, or as a result of the dividend would become, less than 20% of total consolidated capitalization, as defined, the Company shall not declare such dividends in an amount which, together with all other dividends on the junior stock paid within the year ending with and including the date on which such dividend is payable, exceeds 50% of the consolidated net income of the Company and its subsidiaries available for dividends on the junior stock for the 12 full calendar months immediately preceding the calendar month in which such dividends are declared, except in an amount not exceeding the aggregate of dividends which under the restriction set forth above could have been, and have not been, declared; and

                (b) If and so long as the junior stock equity, as defined, at the end of the calendar month immediately preceding the date on which a dividend on the junior stock is declared is, or as a result of the dividend would become, less than 25% but not less than 20% of total consolidated capitalization, as defined, the Company shall not declare dividends on the junior stock in an amount which, together with all other dividends on the junior stock paid within the year ending with and including the date on which such dividend is payable, exceeds 75% of the consolidated net income of the Company and its subsidiaries available for dividends on the junior stock for 12 full calendar months immediately preceding the calendar month in which such dividends are declared, except in an amount not exceeding the aggregate of dividends on junior stock which under the restriction above under (a) and in this paragraph could have been, and have not been, declared.

Liquidation Rights
        In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, each series of Preferred Stock, pari passu with each other, shall have preference over any class of stock ranking junior to the Preferred Stock until an amount equal to the amount per share determined in accordance with the charter provisions, plus accrued dividends, shall have been paid.

Voting Rights
        The Preferred Stock has no voting rights except as indicated below or as required by law.

        If dividends on any of the Preferred Stock are in default in an amount equivalent to four or more full quarterly dividends, and until all such dividends in arrears have been paid, the Preferred Stock, voting as a class, is entitled to elect a majority of the Board of Directors. In such case, each share is entitled to one vote for each director to be elected by the Preferred Stock, which votes may be cast cumulatively.

        A consent of two-thirds of the holders of the outstanding shares of Preferred Stock, voting as a class, is required to

        (1) change the charter to adversely affect the powers, preferences or rights of the Preferred Stock (the vote being by the series adversely affected, voting as a class, if less than all series are adversely affected), but a change in the authorized amount of the Preferred Stock or the creation, or change in the amount, of any new class of stock ranking on a parity as to dividends or assets (hereinafter referred to as "equal rank") with, or any class of stock ranking junior to, the Preferred Stock is deemed not adverse; or

        (2) authorize or create, or increase the authorized amount of, or issue more than 12 months after such authorization or creation, any prior ranking stock.

        A consent of the holders of a majority of the outstanding shares of the Preferred Stock, voting as a class, is required to

        (1) issue or assume any securities representing unsecured debt (except to refund unsecured debt or retire all outstanding shares of Preferred Stock) if all unsecured debt to be outstanding would exceed 20%, or all such debt with maturities of less than 10 years to be outstanding would exceed 10%, of secured indebtedness, capital and surplus;

        (2) issue any additional or reacquired shares of Preferred Stock or stock of equal rank (except to refinance an equal par amount of Preferred Stock or stock of equal or prior rank) unless annual interest charges on indebtedness of the Company and its subsidiaries to be outstanding after the issuance and annual dividend requirements of all Preferred Stock and stock of equal or prior rank to be outstanding after the issuance are covered 1-1/2 times by consolidated gross income (after all taxes) for 12 consecutive calendar months within the 15 preceding calendar months and unless aggregate capital applicable to junior stock equity, as defined, is not less than the aggregate amount payable on involuntary liquidation on all Preferred Stock and stock of equal or prior rank to be outstanding; or

        (3) dispose of substantially all of the Company's assets or merge or consolidate except (i) with the approval of the Commission under the Public Utility Holding Company Act of 1935, or (ii) with or to a subsidiary of the Company, if the Preferred Stock is not adversely affected thereby and if other conditions are met.

Other Rights
        The New Preferred Stock, when issued, will be fully paid and non-assessable. The New Preferred Stock has no preemptive, conversion or subscription rights.

Transfer Agent and Registrar
        The transfer agent and the registrar for the Preferred Stock is Chemical Bank, New York, New York.

                                   PLAN OF DISTRIBUTION

        The Company will sell the Securities from time to time through underwriters or dealers in either negotiated or competitively bid transactions. Any Securities acquired by any underwriters will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of New Bonds or New Preferred Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. The applicable Prospectus Supplement will also set forth the purchase price of the New Bonds or New Preferred Stock offered and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and other specific terms of the particular Securities.

        Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase any Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the particular Securities offered thereby if any are purchased. Underwriters and dealers may be entitled, under agreements to be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                VALIDITY OF THE SECURITIES
        The validity of the Securities offered hereby will be passed upon for the Company by Sullivan & Cromwell, New York, New York, and for underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. On matters of local law, those firms will rely on Thomas K.
Henderson, Esq., Vice President, Legal Services of the Company.

                                          EXPERTS
        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                   PART II
                                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                                                                      Estimated
                                                                       Amounts
Filing fee-Securities and Exchange Commission-1933 Act...........    $ 13,793*
Transfer Agent's and Registrar's fees............................    $ 16,000
Printing and engraving...........................................    $  8,000
Rating agency fees...............................................    $ 15,000
Services of counsel..............................................    $ 30,000
Services of independent accountants..............................    $ 15,000
Blue Sky and legal investment fees and expenses..................    $  4,000
Miscellaneous....................................................    $  7,000
     Total.......................................................    $108,793


 * Actual.

Item 15. Indemnification of Directors and Officers.

                Under Article 6 of the By-laws of the Company and
Section 1741 of the Pennsylvania Business Corporation Law of 1988, directors and officers are entitled to indemnification by the Company against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Directors' and Officers' Liability Insurance is carried in an amount of $80,000,000 with a $500,000 corporate reimbursement.

                In the Purchase Agreement each Purchaser will agree to indemnify the directors and certain officers of the Company against liabilities resulting from information the Purchaser supplies for the Registration Statement.

Item 16. Exhibits.

                Exhibit
                Number

                1(a) Form of First Mortgage Bond Standard Purchase Agreement Provisions.

                1(b) Form of Preferred Stock Standard Purchase Agreement Provisions.

                4(a) Articles of Incorporation, as amended and supplemented (incorporated herein by reference from Form S-3 of the Company, 33-51303).

                4(b) By-laws of the Company (incorporated herein by reference from Form 8-K of the Company (1-255-2) dated June 9, 1993).

                4(c) Form of New Bond with respect to each particular series of New Bonds registered hereunder will be contained in Form of Board Resolutions which will be filed as
                                 Exhibit 4(f) and incorporated herein by
                                 reference.

                4(d) Indenture, dated as of March 1, 1916, and certain Supplemental Indentures
                                 (incorporated herein by reference from the following documents: S-3, 33-51303, exh. 4(d); S 2-1835, exh. B(1), B(6); S 2-4099,
                                 exh. B(6), B(7); S 2-4322, exh. B(5); S 2-
                                 5362, exh. B(2), B(5); S 2-7422, exh.
                                 7(c), 7(i); S 2-7840, exh. 7(d), 7(k); S
                                 2-8782, exh. 7(e)(1); S 2-9477, exh. 4(c),
                                 4(d); S 2-10802, exh. 4(b), 4(c); S 2-
                                 13400, exh. 2(c), 2(d); Form 10-Q of the
                                 Company (1-255-2), June 1980, exh. D;
                                 Forms 8-K of the Company (1-255-2), dated
                                 June 16, 1989, exh. 4.1; February 20,
                                 1991, exh. 4(c); December 11, 1991, exh.
                                 4(c); August 13, 1992, exh. 4(c);
                                 September 15, 1992, exh. 4(c); June 9,
                                 1993, exh. 4(c); and August 2, 1994, exh.
                                 4(c).  There are omitted the Supplemental
                                 Indentures which do no more than subject property to the lien of the above Indenture since they are not considered constituent instruments defining the rights of the holders of long-term debt within the meaning of Instruction 2. to
                                 Item 601 of Regulation  S-K under the
                                 Securities Act of 1933.  The Company
                                 agrees to furnish the Commission on its
                                 request with copies of such Supplemental
                                 Indentures.

                4(e)             Form of Supplemental Indenture.

                4(f) Form of Board Resolutions with respect to each particular series of New Bonds registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

                4(g) Form of Charter amendment with respect to a particular series of New Preferred Stock registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

                5                Opinion of Sullivan & Cromwell.

                12(a)            Statement re Computation of Ratios.

                23(a)            Consent of Price Waterhouse LLP,
                                 Independent Accountants.

                23(b) Consent of Sullivan & Cromwell. (Filed as part of Exhibit 5 hereto.)

                24               Power of Attorney. (Contained in the
                                 "Signatures" page hereof.)

                25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank (National
                                 Association).

                26(a)            Form of Notice of Invitation for
                                 Competitive Bids for First Mortgage Bonds.

                26(b) Form of Invitation for Competitive Bids for First Mortgage Bonds.

                26(c)            Form of Notice of Invitation for
                                 Competitive Bids for Preferred Stock.

                26(d)            Form of Invitation for Competitive Bids
                                 for Preferred Stock.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:
        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by
                Section 10(a)(3) of the Securities Act of 1933;


                         (ii) To reflect in the prospectus any facts or
                events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


                         (iii) To include any material information with
                respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                         SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on
the    day of              .

                                                     WEST PENN POWER COMPANY

                                                     By KLAUS BERGMAN
                                                       (Klaus Bergman, Chairman)

        KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of West Penn Power Company, a Pennsylvania corporation, for himself or herself and not for one another, does hereby constitute and appoint STANLEY I. GARNETT, II, ESQ. and NANCY H. GORMLEY, ESQ. and each of them, a true and lawful attorney in his or her name, place and stead, in any and all capacities, to sign his or her name to any and all amendments,including post-effective amendments, to this Registration Statement, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the
capacities indicated on              .

            Signature                                   Title


         KLAUS BERGMAN                        Chairman of the Board and
        (Klaus Bergman)                  Chief Executive Officer and Director
                                             (principal executive officer)

         KENNETH D. MOWL                         Secretary and Treasurer
        (Kenneth D. Mowl)                     (principal financial officer)

         CHARLES V. BURKLEY                             Comptroller
        (Charles V. Burkley)                  (principal accounting officer)

         ELEANOR BAUM                                    Director
        (Eleanor Baum)

         WILLIAM L. BENNETT                              Director
        (William L. Bennett)

            Signature                                      Title


         STANLEY I. GARNETT, II                  Vice President and Director
        (Stanley I. Garnett, II)

         WENDELL F. HOLLAND                                Director
        (Wendell F. Holland)

         PHILLIP E. LINT                                   Director
        (Phillip E. Lint)

                                                           Director
        (Edward H. Malone)

         FRANK A. METZ, JR.                                Director
        (Frank A. Metz, Jr.)

         ALAN J. NOIA                                      Director
        (Alan J. Noia)

         JAY S. PIFER                                 President and Director
        (Jay S. Pifer)

         STEVEN H. RICE                                    Director
        (Steven H. Rice)

         GUNNAR E. SARSTEN                                 Director
        (Gunnar E. Sarsten)

         PETER L. SHEA                                     Director
        (Peter L. Shea)

         PETER J. SKRGIC                                   Director
        (Peter J. Skrgic)

                                     INDEX TO EXHIBITS

                                                         Sequential page
Exhibits                                                      number

1(a)            Form of First Mortgage Bond Standard
                Purchase Agreement Provisions.

1(b)            Form of Preferred Stock Standard Purchase
                Agreement Provisions.

4(a) Articles of Incorporation, as amended and supplemented (incorporated herein by reference from Form S-3 of the Company, 33-51303).

4(b)            By-laws of the Company (incorporated
                herein by reference from Form 8-K of the Company (1-255-2) dated June 9, 1993).

4(c)            Form of New Bond with respect to each
                particular series of New Bonds registered hereunder will be contained in Form of Board Resolutions which will be filed as
                Exhibit 4(f) and incorporated herein by
                reference.

4(d) Indenture, dated as of March 1, 1916, and certain Supplemental Indentures
                (incorporated herein by reference from the following documents: S-3, 33-51303, exh.
                4(d); S 2-1835, exh. B(1), B(6); S 2-4099,
                exh. B(6), B(7); S 2-4322, exh. B(5); S 2-
                5362, exh. B(2), B(5); S 2-7422, exh.
                7(c), 7(i); S 2-7840, exh. 7(d), 7(k); S
                2-8782, exh. 7(e)(1); S 2-9477, exh. 4(c),
                4(d); S 2-10802, exh. 4(b), 4(c); S 2-
                13400, exh. 2(c), 2(d); Form 10-Q of the
                Company (1-255-2), June 1980, exh. D;
                Forms 8-K of the Company (1-255-2), dated
                June 16, 1989, exh. 4.1; February 20,
                1991, exh. 4(c); December 11, 1991, exh.
                4(c); August 13, 1992, exh. 4(c);
                September 15, 1992, exh. 4(c); June 9,
                1993, exh. 4(c); and August 2, 1994, exh.
                4(c).  There are omitted the Supplemental
                Indentures which do no more than subject property to the lien of the above
                Indenture since they are not considered
                constituent instruments defining the
                rights of the holders of long-term debt
                within the meaning of Instruction 2. to
                Item 601 of Regulation  S-K under the
                Securities Act of 1933.  The Company
                agrees to furnish the Commission on its
                request with copies of such Supplemental
                Indentures.

4(e)            Form of Supplemental Indenture.

4(f) Form of Board Resolutions with respect to each particular series of New Bonds registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

4(g) Form of Charter amendment with respect to a particular series of New Preferred Stock registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

5               Opinion of Sullivan & Cromwell.

12(a)           Statement re Computation of Ratios.

23(a)           Consent of Price Waterhouse LLP,
                Independent Accountants.

23(b) Consent of Sullivan & Cromwell. (Filed as part of Exhibit 5 hereto.)

24              Power of Attorney. (Contained in the
                "Signatures" page hereof.)

25              Form T-1 Statement of Eligibility under
                the Trust Indenture Act of 1939 of The
                Chase Manhattan Bank (National
                Association).

26(a)           Form of Notice of Invitation for
                Competitive Bids for First Mortgage Bonds.

26(b)           Form of Invitation for Competitive Bids
                for First Mortgage Bonds.

26(c)           Form of Notice of Invitation for
                Competitive Bids for Preferred Stock.

26(d)           Form of Invitation for Competitive Bids
                for Preferred Stock.